INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM?S CONSENT




We consent to the incorporation by reference in the Registration Statement of Direct Insite Corp. and Subsidiaries on Form S-8 (File No. 33-88260, effective December 30, 1994; File No. 33- 94058, effective June 28, 1995; File No. 333-04070, effective April 25, 1996; File No. 333- 42795, effective December 19, 1997; File No. 333-52875, effective May 15, 1998; File No. 333- 72203, effective
February 11, 1999; and File No. 333-33274, effective March 24, 2000) of our report dated April 13, 2006 with respect to our audits of the consolidated financial statements of Direct Insite Corp. and Subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, appearing in the Annual Report on Form 10-KSB of Direct Insite Corp. for the year ended December 31, 2005.


/s/ Marcum & Kliegman LLP


Marcum & Kliegman LLP
Melville, New York
April 13, 2006